Exhibit 3.3

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES

OF

7.625% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by resolution duly adopted, classified 1,322,500 authorized but unissued shares of common stock, par value $.01 per share, of the Corporation as a series of preferred stock, designated as 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

SECOND:  Subject to the provisions of Section 2 of Article V of the Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Cumulative Redeemable Preferred Stock which, upon any restatement of the Charter, shall become part of Article IV of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Section 1.         Number of Shares and Designation.

A series of preferred stock of the Corporation designated 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is hereby established, and the number of shares constituting such series shall be 1,322,500.  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock shall be subject in all cases to the provisions of Article V of the Charter regarding limitations on beneficial ownership of the Corporation’s equity securities.

Section 2.         Definitions.

“AMEX” shall mean the American Stock Exchange or a successor that is a national securities exchange registered under section 6 of the Exchange Act.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Beneficiary” shall mean a beneficiary of the Trust.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of the month following the month in which such Dividend Period has ended (March, June, September and December of each year), commencing on March 15, 2007.

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor fewer than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the respective periods commencing on and including March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include February 28, 2007, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5, which shall end on and include the redemption date with respect to the shares of Series A Preferred Stock being redeemed).

“Excess Stock” shall have the meaning set forth in Article V of the Charter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“NASDAQ” shall mean The NASDAQ Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” shall mean the New York Stock Exchange, Inc. or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Original Issue Date” shall mean the first date on which the Series A Preferred Stock is issued and sold.

“Ownership Limit” shall have the meaning set forth in Section 2(a) of Article V of the Charter.

“Parity Preferred” shall have the meaning set forth in Section 6 hereof.

“Preferred Directors” shall have the meaning set forth in Section 6 hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 6 hereof.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Corporation.

“Stock” shall mean all classes of capital stock of the Corporation, including Excess Stock.

“Transfer Agent” shall mean American Stock Transfer & Trust Company or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

“Trust” shall mean the trust created pursuant to Section 5(b) of Article V of the Charter.

Section 3.         Dividends and Distributions.

(a)           Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed amount of $1.90625 per share of the Series A Preferred Stock per annum); provided, however, that during any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but Series A Preferred Stock is outstanding, the Corporation will increase the cumulative cash dividends payable on the outstanding Series A Preferred Stock to a rate of 8.625% per year of the $25.00 liquidation preference (equivalent to $2.15625 per share of Series A Preferred Stock per annum).  Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing March 15, 2007; provided, however, that if any Dividend Payment Date is not a Business Day, the dividend which would otherwise have been payable on such Dividend Payment Date may be paid or set aside for payment on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.

The initial partial dividend payable on the Series A Preferred Stock will cover the period from the Original Issue Date through February 28, 2007 and will be paid on March 15, 2007.  The amount of any dividend payable on the Series A Preferred Stock for each full Dividend Period shall be computed by dividing $1.90625 (or $2.15625, if such higher rate is then applicable) by four (4), regardless of the actual number of days in such full Dividend Period.  If the rate increases from 7.625% to 8.625% during any Dividend Period, the amount of the dividend payable shall be computed based on the number of days elapsed at the applicable rate during the Dividend Period and on the basis of a 360-day year consisting of twelve 30-day months using the applicable dividend rate.  The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period, including the initial Dividend Period, shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date.  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such Dividend Payment Record Date.

(b)           No dividends on the Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not (i) the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends and (iv) such dividends are declared.  Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.  No interest shall be payable in respect of any accrued but unpaid dividend on the Series A Preferred Stock.

(d)           Except as provided in Section 3(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in Common Stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period, nor shall any Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article V of the Charter), unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f)            Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein.  Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(g)           If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

Section 4.         Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series A Preferred Stock, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared).  Upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series A Preferred Stock in the distribution of assets, the holders of the Series A Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.  In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Corporation’s total liabilities.

Section 5.         Redemption.

(a)           Series A Preferred Stock shall not be redeemable prior to December 5, 2011, except pursuant to Article V of the Charter or in order to ensure that the Corporation remains qualified as a real estate investment trust (“REIT”) for United States federal income tax purposes.

(b)           On or after December 5, 2011, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest.  If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Board of Directors of the Corporation that will not result in a violation of the Ownership Limit.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Stock would become a holder of Series A Preferred Stock in excess of the Ownership Limit because such holder’s Series A Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(c)           During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but any shares of Series A Preferred Stock are outstanding, the Corporation will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series A Preferred Stock ceases to be listed and the Corporation ceases to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to the date such shares are redeemed as provided in this Section 5(c), upon the giving of notice as provided in Section 5(h).

(d)           Holders of Series A Preferred Stock to be redeemed shall be entitled to the redemption price of $25.00 per share plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption.  If (i) notice of redemption of any Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends (whether or not declared), then from and after the redemption date dividends shall cease to accrue on such Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption, without interest.  So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(e)           The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i)            the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)           any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f)            The Corporation may redeem all or a part of the Series A Preferred Stock if the Board of Directors determines that such redemption is necessary or advisable to preserve the status of the Corporation as a qualified REIT in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary.  If the Corporation calls for redemption any Series A Preferred Stock pursuant to and in accordance with this Section 5(f), then, the redemption price for such shares will be an amount in cash equal to $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest.

(g)           Unless full cumulative dividends on all Series A Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods, no Series A Preferred Stock shall be redeemed unless all outstanding Series A Preferred Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or any class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock or any other class or series of equity securities of the Corporation by the Corporation in accordance with the terms of Section 5(f) hereof or Article V of the Charter or otherwise to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock.

(h)           Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Transfer Agent.  Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for the redemption of any Series A Preferred Stock except as to a holder to whom notice was defective or not given.  A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice.  In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the total number of shares of Series A Preferred Stock to be redeemed and; (iv) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption rate.  If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(i)            If a redemption date falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that is redeemed on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date.  Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which are redeemed.

(j)            The Series A Preferred Stock is subject to the provisions of Article V of the Charter, including, without limitation, the provision for the redemption of Excess Stock.  In addition to the redemption rights set forth in Article V of the Charter, Excess Stock issued upon exchange of Series A Preferred Stock pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series A Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared) on the Series A Preferred Stock that were exchanged for such Excess Stock, through the date of such exchange, without interest.  If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as Series A Preferred Stock are being redeemed.

Section 6.         Voting Rights.

(a)           Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(b)           Whenever dividends on any Series A Preferred Stock shall have not been paid for six or more Dividend Periods (whether or not declared or consecutive) (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting separately as a class with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series A Preferred Stock or of any other series of Parity Preferred so in arrears (unless such request is received fewer than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c)           If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred, the term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two.  Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with the Parity Preferred).  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred).  The Preferred Directors shall each be entitled to one vote per director on any matter.

(d)           So long as any Series A Preferred Stock remains outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), will be required to:

(i)            authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized equity securities of the Corporation into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

(ii)           amend, alter or repeal the provisions of the Charter or these terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as (A) shares into which the Series A Preferred Stock have been converted in any successor entity to the Corporation remain outstanding with the terms thereof materially unchanged or (B) as a result of such Event, the holders of Series A Preferred Stock receive cash equal to the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared) in exchange for their shares of Series A Preferred Stock, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided further that holders of the Series A Preferred Stock shall not be entitled to vote with respect to any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any other class or series of equity securities, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(e)           The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(f)            Except as expressly stated herein, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series A Preferred Stock.

Section 7.         Conversion.

The Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except in accordance with Article V of the Charter.

Section 8.         Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series A Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank on a parity with the Series A

Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation.  The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.  All Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 9.         Restrictions on Transfer, Acquisition and Redemption of Shares.

The Series A Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter.  The foregoing sentence shall not be construed to limit to the Series A Preferred Stock the applicability of any other term or provision of the Charter.

Section 10.       Status of Acquired Series A Preferred Stock.

All Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued Common Stock of the Corporation, without further designation as to class or series.

Section 11.       Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.  Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), holders of Series A Preferred Stock are not entitled to certificates representing the Series A Preferred Stock held by them.

Section 12.       Sinking Fund.

The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 13.       Exclusion of Other Rights.

The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14.       Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15.       Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

THIRD: The undersigned President of Monmouth Real Estate Investment Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 30th day of November 2006.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By: /s/ Eugene W. Landy
Name: Eugene W. Landy
Title: President

[SEAL]

ATTEST:

By: /s/ Elizabeth Chiarella
Name: Elizabeth Chiarella
Title: Secretary